Second Quarter 2013 Earnings
Supplemental Information

July 18, 2013

Safeway Inc.
Key Messages – 2013 Second Quarter

■	The sale of our Canadian operations is expected to be accretive in the short- to medium-term, after we pay down debt, repurchase shares and modestly grow earnings

■	The completion of the Blackhawk IPO highlights the value of this unique asset

■	Continuing operations are improving
	–	U.S. identical-store sales, excluding fuel, are 1.5% year-to-date vs. 0.6% in the first half of 2012, and are expected to increase in the second half of 2013
	–	EBITDA of the U.S. business is expected to stabilize in 2013 and grow once sales initiatives are fully operational

■	We expect to continue to generate strong free cash flow

■	Actions taken in Q2 demonstrate our commitment to creating shareholder value while enhancing our credit metrics

Safeway Inc.
Guidance For Continuing Operations - 2013

■	Earnings per Share[1]	$1.02		–	$1.12

■	ID Sales (X-Fuel)	1.5%		–	2.0%

■	Operating Profit Margin Change (X-Fuel)[2,3]	15 bps		–	25 bps

■	EBITDA[3]	$1.70	B	–	$1.73	B

■	Capital Expenditures	$900	M	–	$950	M

■	Free Cash Flow	$600	M	–	$700	M
1 See Table 9 of the Q2 earnings release for excluded items.
2 Compared to 2012 results adjusted for legal settlements. Compared to reported results, change would be +1 bps to +11 bps.
3 This removes the three pretax items described in continuing operations in the Q2 earnings release.
See Exhibit 99.1 of this Form 8-K dated July 18, 2013 for reconciliations.

Safeway Inc.
Restated Diluted Earnings Per Share
(Unaudited)

2012 EPS:	Q1-12	Q2-12	Q3-12	Q4-12	2012
Continuing Operations	$0.11	$0.20	$0.16	$0.65	$1.10
Gain on legal settlements*	—	—	—	(0.12)	(0.11)
Continuing Operations, as adjusted	$0.11	$0.20	$0.16	$0.53	$0.99

2013 EPS:	Q1-13	Q2-13
Continuing Operations	$0.23	$0.24
Charges for legal reserves	—	0.04
Blackhawk distribution expense triggered by IPO	—	0.02
Gain on sale of investments	—	(0.02)
Tax benefits	(0.09)	—
Continuing Operations, as adjusted	$0.14	$0.28
* 2012 full year has been reduced from the previously reported $0.12 due to an allocation to discontinued operations.

Safeway Inc.
Restated Consolidated Statements of Income
First Quarter 2013
($ in millions, unaudited)

	Previously Reported [1]	Restated [1]
Sales and Other Revenue	$9,994.0	$8,506.7
Gross Profit	2,668.5	2,257.0
Operating Profit	179.8	106.1
Interest Expense	(65.0)	(64.4)
Other Income, net	6.6	6.3
Income Taxes	(2.6)	6.8
Income from Continuing Operations, net of tax	118.8	54.8
Income from Discontinued Operations, net of tax	—	64.0
Net Income Attributable to Safeway Inc.	118.9	118.9
1 The disposition of Genuardi's announced in January 2012 is reflected in Previously Reported, and Canadian operations are presented as discontinued operations in Restated due to the announced sale in June 2013.

Safeway Inc.
Restated Consolidated Statements of Income
Fourth Quarter 2012
($ in millions, unaudited)

	Previously Reported [1]	Restated [1]
Sales and Other Revenue	$13,767.4	$11,669.9
Gross Profit	3,648.8	3,072.5
Operating Profit	448.8	304.7
Interest Expense	(87.7)	(86.8)
Other Income, net	8.5	8.4
Income Taxes	(114.6)	(68.3)
Income from Continuing Operations, net of tax	255.0	158.0
Income from Discontinued Operations, net of tax	(9.6)	87.3
Net Income Attributable to Safeway Inc.	244.0	244.0
1 The disposition of Genuardi's announced in January 2012 is reflected in Previously Reported, and Canadian and Genuardi's operations are presented as discontinued operations in Restated due to the announced sale in June 2013.

Safeway Inc.
Restated Consolidated Statements of Income
Third Quarter 2012
($ in millions, unaudited)

	Previously Reported [1]	Restated [1]
Sales and Other Revenue	$10,049.1	$8,525.8
Gross Profit	2,656.9	2,231.2
Operating Profit	218.3	116.7
Interest Expense	(71.3)	(70.9)
Other Income, net	10.6	10.3
Income Taxes	(49.6)	(17.1)
Income from Continuing Operations, net of tax	108.0	39.0
Income from Discontinued Operations, net of tax	49.0	118.0
Net Income Attributable to Safeway Inc.	157.0	157.0
1 The disposition of Genuardi's announced in January 2012 is reflected in Previously Reported, and Canadian and Genuardi's operations are presented as discontinued operations in Restated due to the announced sale in June 2013.

Safeway Inc.
Restated Consolidated Statements of Income
Second Quarter 2012
($ in millions, unaudited)

	Previously Reported [1]	Restated [1]
Sales and Other Revenue	$10,386.9	$8,833.9
Gross Profit	2,729.0	2,291.6
Operating Profit	247.2	138.7
Interest Expense	(73.5)	(73.1)
Other Income, net	3.9	3.8
Income Taxes	(55.9)	(21.9)
Income from Continuing Operations, net of tax	121.7	47.5
Income from Discontinued Operations, net of tax	1.2	75.3
Net Income Attributable to Safeway Inc.	122.7	122.7
1 The disposition of Genuardi's announced in January 2012 is reflected in Previously Reported, and Canadian and Genuardi's operations are presented as discontinued operations in Restated due to the announced sale in June 2013.

Safeway Inc.
Restated Consolidated Statements of Income
First Quarter 2012
($ in millions, unaudited)

	Previously Reported [1]	Restated [1]
Sales and Other Revenue	$10,003.0	$8,503.9
Gross Profit	2,685.2	2,266.9
Operating Profit	189.8	111.9
Interest Expense	(71.4)	(70.8)
Other Income, net	5.3	5.3
Income Taxes	(42.1)	(16.1)
Income from Continuing Operations, net of tax	81.6	30.3
Income from Discontinued Operations, net of tax	(8.6)	42.7
Net Income Attributable to Safeway Inc.	72.9	72.9
1 The disposition of Genuardi's announced in January 2012 is reflected in Previously Reported, and Canadian and Genuardi's operations are presented as discontinued operations in Restated due to the announced sale in June 2013.